Exhibit 99.1

Badger Meter Reports Record Third Quarter Sales

MILWAUKEE--(BUSINESS WIRE)--October 15, 2008--Badger Meter, Inc. (NYSE: BMI) today reported record sales for the third quarter and nine months ended September 30, 2008.

Third Quarter Highlights

  Net sales from continuing operations were a record $68,826,000 for the third quarter of 2008, a 9.6% increase from sales of $62,782,000 for the third quarter of 2007.
  Earnings from continuing operations were $5,828,000 for the third quarter of 2008, down 3.1% from earnings from continuing operations of $6,016,000 for the same period in 2007.
  Net earnings were $5,828,000 for the third quarter of 2008, a 1.3% increase from earnings of $5,751,000 for the third quarter of 2007.
  Diluted earnings per share were $0.39 for both the third quarter of 2008 and the comparable prior period.

Nine Months Highlights

  Net sales from continuing operations were $211,906,000 for the first three quarters of 2008, a 19.3% increase from sales of $177,618,000 for the first three quarters of 2007.
  Earnings from continuing operations were $18,889,000 for the first nine months of 2008, up 33.0% from earnings from continuing operations of $14,205,000 for the comparable prior period.
  Net earnings were $18,889,000 for the first three quarters of 2008, a 37.0% increase from earnings of $13,791,000 for the same period in 2007.

  Diluted earnings per share were $1.27 for the first three quarters of 2008, up 33.7% from earnings of $0.95 per diluted share for the comparable prior period.

Operations Review

“We are pleased that we were able to increase sales and maintain earnings at a comparable level in the third quarter, given the difficult economic environment and a challenging comparison against our record third quarter results in 2007,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. “However, we are also starting to see some customers delaying near-term project-related orders, which may be due in part to the economic environment. At this point, it is too early to tell if this is a temporary shift or if it signals a more significant long-term slowdown in our markets.”

Meeusen said the increase in sales was due primarily to sales of the company’s ORION® drive-by automatic meter reading (AMR) system as part of the three-year $39.8 million contract with the city of Chicago, recent price increases and higher sales of commercial water meters. Sales of the company’s new GALAXY® automatic metering infrastructure system continued to gain traction in the utility market. He noted that while total sales included a heavier mix of Itron AMR systems in the third quarter, Badger Meter’s proprietary ORION system continued to outsell the Itron system by about two to one.

Overall, sales of the company’s industrial products were lower than in the third quarter of 2007, reflecting the weaker economic climate. A bright spot, however, was the continued increase in sales of small precision valves.

“Operating income was down about 2.0% in the third quarter. This reflected the heavier mix of Itron sales which have a lower margin than our proprietary ORION system, planned increased research and development expenses and consulting fees for sales process enhancements. The expenses for both the increased R&D and the sales process enhancements are consistent with our strategy to position the company for continued growth over the long term,” said Meeusen.

“Recently, we have experienced significant decreases in commodity costs, particularly oil and copper. We continue to purchase many of our electronics from Europe, and as a result, the recent strengthening of the dollar against the Euro is expected to reduce our component costs. We believe these positive impacts on our margins could somewhat offset the negative impact of an economic slowdown,” added Meeusen.

He noted that the company was in the process of moving into its new expanded production facility in Nogales, Mexico. The new plant is on schedule to be operational by the end of the year.

"We continue to maintain a strong balance sheet. We recently renewed our $30 million principal line of credit for one year and we continue to see demand for our commercial paper. Our debt to total capitalization ratio was under 25% at the end of the quarter and in August, we announced a 22.2% increase in our quarterly common stock dividend," said Meeusen.

"Our strength was further underscored by our recent selection by Forbes magazine as one of "America's 200 Best Small Companies." Our ranking of 57 was based on return on equity, sales growth and profit growth over the past 12 months and over five years. Together, all of these achievements are strong indicators of our ability to weather a downturn in the economy and our continued confidence in the long-term future of Badger Meter," he added.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2008 third quarter results on Thursday, October 16, 2008, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-713-4218 and entering the passcode 67017840. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/ key.process?key=PAEWD8H8V. (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists). Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Thursday, October 23, by dialing 1-888-286-8010 and entering the passcode 70591687. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manual read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products, including the Orion® radio frequency AMR system, the Galaxy® fixed network AMI system and the low profile Recordall® Model LP disc series meter;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manual read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including, to some extent, housing starts in the United States and overall industrial activity;
  changes in the cost and/or availability of needed raw materials and parts, including recent changes in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal, at the supplier level and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance; additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity; and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
Nine Months Ended September 30,

	2008	2007
Net sales	$211,906,000	$177,618,000
Gross margin	$74,306,000	$61,457,000
Earnings from continuing operations
before income taxes	$29,840,000	$22,435,000
Provision for income taxes	$10,951,000	$8,230,000
Earnings from continuing operations	$18,889,000	$14,205,000
Loss from discontinued operations	-	($414,000)
Net earnings	$18,889,000	$13,791,000
Earnings (loss) per share amounts:
Basic:
from continuing operations	$1.30	$1.00
from discontinued operations	$0.00	($0.03)
Total basic	$1.30	$0.97

Diluted:
from continuing operations	$1.27	$0.97
from discontinued operations	$0.00	($0.02)
Total diluted	$1.27	$0.95

Shares used in computation of earnings per share:
Basic	14,517,580	14,166,811
Diluted	14,827,322	14,584,492

Three Months Ended September 30,

	2008	2007
Net sales	$68,826,000	$62,782,000
Gross margin	$23,408,000	$22,668,000
Earnings from continuing operations
before income taxes	$8,808,000	$9,416,000
Provision for income taxes	$2,980,000	$3,400,000
Earnings from continuing operations	$5,828,000	$6,016,000
Loss from discontinued operations	-	($265,000)
Net earnings	$5,828,000	$5,751,000
Earnings (loss) per share:
Basic:
from continuing operations	$0.40	$0.42
from discontinued operations	$0.00	($0.02)
Total basic	$0.40	$0.40

Diluted:
from continuing operations	$0.39	$0.41
from discontinued operations	$0.00	($0.02)
Total diluted	$0.39	$0.39

Shares used in computation of earnings per share:
Basic	14,618,072	14,288,860
Diluted	14,877,797	14,661,224

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	September 30	December 31
	2008	2007
	(Unaudited)

Cash and cash equivalents	$4,944,000	$8,670,000
Receivables	35,785,000	30,638,000
Inventories	44,890,000	34,094,000
Other current assets	6,926,000	6,532,000
Total current assets	92,545,000	79,934,000

Net property, plant and equipment	60,284,000	54,578,000
Intangible assets, at cost less accumulated amoritzation	25,387,000	477,000
Other long-term assets	8,962,000	8,354,000
Goodwill	6,958,000	6,958,000

Total assets	$194,136,000	$150,301,000

Liabilities and Shareholders' Equity

Short-term debt and current portion long-term debt	$25,048,000	$13,582,000
Payables	16,741,000	11,363,000
Accrued compensation and employee benefits	8,099,000	5,988,000
Other liabilities	11,650,000	10,276,000
Total current liabilities	61,538,000	41,209,000

Deferred income taxes	229,000	244,000
Long-term employee benefits and other	13,935,000	13,750,000
Long-term debt	7,969,000	3,129,000
Shareholders' equity	110,465,000	91,969,000

Total liabilities and shareholders' equity	$194,136,000	$150,301,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702